Exhibit 10-L

SELECT RETIREMENT PLAN
Amended and Restated Effective as of January 1, 2011

Section 1.  Introduction.  On June 9, 1994, the Company established this Plan for the purpose of providing voluntary retirement incentives to selected U.S. Company employees who are assigned to Leadership Levels 1 through 5 of the Company, or their equivalent, constituting a select group of management or highly compensated employees.

Section 2.  Definitions.  As used in the Plan, the following terms shall have the following meanings, respectively:

2.01
"Affiliate" shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

2.02	"Benefit Equalization Plan" or "BEP" means the Ford Motor Company Benefit Equalization Plan, as it may be amended.

2.03	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.04	"Company" shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

2.05
"Contributory Service" means, without duplication, the years and any fractional year of contributory service at retirement, not exceeding one year for any calendar year, of the Eligible Executive under the General Retirement Plan.

2.06
"Credited Service" means, without duplication, the years and any fractional year of credited service at retirement, not exceeding one year for any calendar year, of the Eligible Executive under the General Retirement Plan.

2.07	"Deferred Equalization Plan" or "DEP" means the Ford Motor Credit Company Deferred Equalization Plan, as it may be amended.

2.08	"DEP Select Benefits" means the benefits described in Section 4.04.

2.09	"Eligible Executive" means a full time Company employee who:

(i)	was hired or rehired prior to January 1, 2004,

(ii)
is at least age 55 as of the Retirement Effective Date, except as otherwise provided in Section 6, and who has at least ten years of service recognized for eligibility to receive a benefit under the General Retirement Plan as of the Retirement Effective Date,

(iii)	is assigned to Leadership Levels 1 through 5 of the Company, or their equivalents,

(iv)	is selected by the Company to participate in the Select Retirement Plan, and

(v)	is in good standing as of the last day of employment.

In addition to the eligibility requirements above, to be eligible to receive a SERP Select Benefit, an Eligible Executive must, immediately preceding such Eligible Executive's Retirement Effective Date, have at least five continuous years of service as the Executive Chairman, Chief Executive Officer, an Executive Vice President, a Group Vice President or a Vice President of the Company (excluding any such person who is an employee of a foreign affiliate of the Company) or a Company employee assigned to Leadership Level Four or above, or its equivalent.

In addition to the eligibility requirements above, to be eligible to receive an ESAP Select Benefit, an Eligible Executive must, immediately preceding such Eligible Executive's Retirement Effective Date, have at least five continuous years of service as a Company employee assigned to Leadership Level One or Two, or its equivalent.

2.10
"Eligible Surviving Spouse" means a spouse, as defined by the Federal Defense of Marriage Act of 1996, to whom a Retired Employee has been married for at least one year at the date of the Retired Employee's death.

2.11	"ESAP Select Benefits" means the benefits described in Section 4.03.

2.12	"Executive Separation Allowance Plan" or "ESAP" means the Ford Motor Company Executive Separation Allowance Plan, as it may be amended.

2.13	"Final Average Monthly Salary" means "Final Average Monthly Salary" as defined in the General Retirement Plan.

2.14	"Final Five Year Average Base Salary" means the average of the final five year-end Monthly Base Salaries immediately preceding retirement of the Eligible Executive.

2.15	"General Retirement Plan" or "GRP" means the Ford Motor Company General Retirement Plan, as it may be amended.

2.16	"GRP Select Benefits" means the benefits described in Section 4.01.

2.17
"Monthly Base Salary" means the monthly base salary paid to an Eligible Executive on December 31, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Code Section 125 or Code Section 402(e)(3) applies, or (ii) which provides for the elective deferral of compensation.  It does not include supplemental compensation or any other kind of extra or additional compensation.

2.18	"Plan" means the Select Retirement Plan of Ford Motor Company, as it may be amended.

2.19	"Retired Executive" means an Eligible Executive who has a Separation from Service from the Company under the terms and conditions of this Plan on the Retirement Effective Date.

2.20
"Retirement Effective Date" means the date of Separation from Service designated by the Company.  Such Retirement Effective Date shall be only on the first of a month.  For purposes of determining the minimum 15% improvement described in Section 4.01, if a Retired Executive commences receiving a GRP benefit on or after the date on which the Retired Executive attains age 65, Retirement Effective Date means the date the Retired Executive commences receipt of the GRP benefit.

2.21
"Retirement Plans" means the General Retirement Plan, the Benefit Equalization Plan, the Supplemental Executive Retirement Plan, the Executive Separation Allowance Plan and the Deferred Equalization Plan.

2.22
"Salary" means salary at the basic salary rate without regard to the Code Section 401(a)(17) limit and not including supplemental compensation, premiums, pay for overtime, or any other kind of extra or additional compensation.

2.23	"Select Benefits" means the retirement benefits described in Section 4.

2.24	"Separation From Service" shall be determined to have occurred on the date on which an Eligible Executive incurs a “separation from service” within the meaning of Code Section 409A.

2.25	"SERP Select Benefits" means the benefits described in Section 4.02.

2.26
"Specified Employee" means an employee of the Company who is a "Key Employee" as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5).  A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year.  An employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the employee meets the definition of "Specified Employee" on the date the employee incurs a Separation From Service.  This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005.  For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).

2.27
"Subsidiary" shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity with a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

2.28	"Supplemental Executive Retirement Plan" or "SERP" means the Ford Motor Company Supplemental Executive Retirement Plan, as it may be amended.

Section 3.  Agreement to Participate

3.01
Effective Agreement.  To participate in the Plan, an Eligible Employee must submit to the Company a completed and signed agreement prior to receiving such Select Benefits.  The Company shall provide the applicable form agreement for this purpose and no other agreement form shall be used for this purpose.

3.02
Revocation of Agreements.  An Eligible Executive may revoke an agreement provided in accordance with Section 3.01 by giving written notice to the Company no later than seven (7) days after the date on which the Eligible Executive submitted a signed agreement to the Company in accordance with Section 3.01.  The Company shall provide a revocation form for this purpose and no other revocation or form shall be used for this purpose.

Section 4.  Calculation of Select Benefits.

4.01
GRP Select Benefits.  The GRP Select Benefit payable to a Retired Executive shall be an amount equal to the difference between (X) and (Y) where (X) is the GRP benefit determined under the terms of the GRP after giving effect to the following adjustments:

Add three years to the Retired Executive's attained age as of the Retirement Effective Date only for the purpose of determining the applicable  early retirement reduction factors set forth in Appendix G to the GRP and three years to the Retired Executive's years of Contributory Service as of the Retirement Effective Date, without the requirement of employee contributions; and

Final Average Monthly Salary for a Retired  Executive under the terms of this Plan shall be determined as if the Retired Executive had been a Contributing member and received Contributory Service for three additional years after the Retirement Effective Date at the Retired Executive's Salary in effect as of the date immediately preceding the Retirement Effective Date;

and (Y) is the GRP benefit determined under the terms of the GRP in effect as of the Retirement Effective Date, regardless of whether an application for GRP benefits has been submitted or GRP benefit payments have begun.

The GRP Select Benefit determined as of the Retirement Effective Date shall be an amount equal to at least a fifteen percent (15%) improvement to the GRP benefit determined under the terms of the GRP in effect as of the Retirement Effective Date.  If the Retired Executive's benefit under the GRP is redetermined at Age 62 and One Month, the GRP Select Benefit shall be redetermined and adjusted such that the GRP Select Benefit shall be an amount equal to at least a fifteen percent (15%) improvement to the GRP benefit redetermined under the terms of the GRP then in effect as of the redetermination date.

For purposes of determining the amount of a Retired Executive's GRP Select Benefit, the Retired Executive shall be treated as if he or she elected to receive his or her GRP benefit in the form of the qualified joint and survivor annuity benefit under the GRP if married, or the single life annuity form of benefit under the GRP if unmarried (including, a divorced or widowed Retired Executive).  The amount of any GRP Select Benefit payable to a Retired Executive whose benefit under the ESAP is not offset or reduced by the amount of any GRP benefit payable to such Retired Executive prior to age 65 shall be increased upon the Retired Executive's attainment of age 65 to reflect an unreduced normal retirement benefit under the GRP.

4.02
SERP Select Benefits.  The SERP Select Benefit applicable to a Retired Executive who is otherwise eligible, or who becomes eligible, for a SERP benefit under the terms of the SERP in effect as of the Retirement Effective Date shall be an amount equal to the difference between (X) and (Y) where (X) is the SERP benefit determined under the terms of the SERP after giving effect to the following adjustments:

Add three years to the Retired Executive's attained age as of the Retirement Effective Date and three years of Credited Service to the Retired Executive's years of Credited Service as of the Retirement Effective Date; and

The Final Five Year Average Base Salary for a Retired Executive receiving Credited Service immediately preceding his or her Retirement Effective Date under the terms of this Plan shall be determined as if the Retired Executive had continued to receive Credited Service for three additional years after the Retirement Effective Date at the Retired Executive's Monthly Base Salary;

and (Y) is the SERP benefit determined under the terms of the SERP in effect as of the Retirement Effective Date.

The SERP Select Benefit determined as of the Retirement Effective Date shall be an amount equal to at least a fifteen percent (15%) improvement to the SERP benefit determined under the terms of the SERP in effect as of the Retirement Effective Date.

4.03
ESAP Select Benefits.  The ESAP Select Benefit applicable to a Retired Executive who is otherwise eligible, or who becomes eligible, for an ESAP benefit under the terms of the ESAP in effect as of the Retirement Effective Date shall be an amount equal to the difference between (X) and (Y) where (X) is the ESAP benefit determined under the terms of the ESAP in effect as of the Retirement Effective Date after giving effect to the following adjustments:

Add three years to the Retired Executive's attained age as of the Retirement Effective Date; and

Add three years of service to the Retired Executive's years of service as of the Retirement Effective Date;

and (Y) is the ESAP benefit calculated under the terms of the ESAP in effect as of the Retirement Effective Date.

The ESAP Select Benefit determined as of the Retirement Effective Date shall be an amount equal to at least a fifteen percent (15%) improvement to the ESAP benefit determined under the terms of the ESAP in effect as of the Retirement Effective Date.

The amount of any ESAP Select Benefit determined for any Leadership Level 1 or 2 employee (or such employee's Eligible Surviving Spouse) shall be reduced by any GRP Select Benefit determined for such Leadership Level 1 or 2 employee (or such employee's Eligible Surviving Spouse).

4.04
DEP Select Benefits.  The DEP Select Benefit applicable to a Retired Executive who is otherwise eligible for a DEP benefit under the terms of the DEP in effect as of the Retirement Effective Date, shall be an amount equal to the difference between (X) and (Y) where (X) is the DEP benefit determined under the terms of the DEP after adjusting Final Average Monthly Salary as if the Retired Executive had been a Contributing member and received Contributory Service for three additional years after the Retirement Effective Date at the Retired Executive's Salary and (Y) is the DEP benefit determined under the terms of the DEP in effect as of the Retirement Effective Date.

4.05
Special Select Benefits.  In addition to any other Select Benefits provided under this Plan, the Company may, in its sole discretion, provide special Select Benefits to certain Eligible Executives.  Special Select Benefits provided to Eligible Executives whose compensation is subject to the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall be set forth in Appendix A.  Special Select Benefits provided to Eligible Executives who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Executive Personnel Office.  Any special Select Benefits provided pursuant to this Section shall be paid in accordance with the terms and conditions of this Plan, including without limitation Section 5.

Section 5.  Payment of Select Benefits.

5.01
Except as otherwise provided herein, payment of Select Benefits determined under Section 4 shall commence on or as soon as reasonably practicable after the first day of the month following the date on which the Eligible Executive has a Separation From Service.

5.02           Select Benefits shall be payable monthly from the Company's general funds.

5.03
Notwithstanding any other provision of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Select Benefit to such Specified Employee shall commence on or as soon as reasonably practicable after the first day of the seventh month following such Specified Employee's Separation From Service, other than as a result of the Specified Employee's death.  Any Select Benefits to which a Specified Employee otherwise would have been entitled during the first six months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service.  Any payment delayed under this Section shall not bear interest.

5.04
Payments to a Retired Executive shall cease at the end of the month in which the Retired Executive dies.  Except as otherwise provided herein, survivor benefits, if any, payable with respect to any Select Benefits provided under this Plan shall be paid as follows:

(i)
GRP Select Benefits.  Survivor benefits payable with respect to GRP Select Benefits shall be paid monthly to an Eligible Surviving Spouse as determined in accordance with Section 4.01.  GRP Select Benefits payable to a Retired Executive's Eligible Surviving Spouse shall commence as soon as reasonably practicable following the date of such Retired Executive's death, and continue until the death of the Eligible Surviving Spouse.

(ii)	SERP Select Benefits. No survivor benefits are payable with respect to SERP Select Benefits.

(iii)
ESAP Select Benefits.  In the event of death of a Retired Executive prior to attaining age 65, or in the event of death on or after January 1, 1981 of an Eligible Executive who (a) has not had a Separation From Service, (b) has at least five years of service at the Leadership Level One or Two, or its equivalent, has at least ten years of contributory membership in the GRP, and is at least age 55, ESAP Select Benefit payments shall be made to such Retired Executive's or Eligible Executive's, as applicable, Eligible Surviving Spouse, if any.  Such payments shall commence as soon as reasonably practicable following the date of such Retired Executive' s or Eligible Executive's death, and continue until the earlier of the death of such Eligible Surviving Spouse, or the end of the month in which such Retired Executive or Eligible Executive, as applicable, would have attained age 65.

(iv)
DEP Select Benefits.  Survivor benefits payable with respect to DEP Select Benefits shall be paid monthly to an Eligible Surviving Spouse as determined in accordance with Section 4.04.  DEP Select Benefits payable to a Retired Executive's Eligible Surviving Spouse shall commence as soon as reasonably practicable following the date of such Retired Executive's death, and continue until the death of the Eligible Surviving Spouse.

Section 6.  Reduction of Minimum Age Eligibility Requirement.

6.01
Authority to Reduce Minimum Age Eligibility.  The Executive Chairman of the Company shall have the authority, from time to time in his or her sole and absolute discretion, to reduce the minimum age eligibility requirement specified in Section 2.09(i) of the Plan from age 55 to age 52.

6.02
Under Age 55 Select Benefits.  If an Eligible Executive becomes eligible to receive a Select Benefit under this Plan pursuant to Section 6.01, the Select Benefits payable to such Eligible Executive shall be determined as provided in Section 5 above as if the Eligible Executive were three years older and had met the age 55 minimum age eligibility requirement under Section 2.09(i).  For an Eligible Executive who becomes eligible to receive a GRP Select Benefit at age 52 in accordance with this Section, the GRP Select Benefit shall be payable exclusively under this Plan until such Eligible Executive reaches age 55.  When a benefit becomes payable to the Eligible Executive under the GRP, the amount of the GRP Select Benefits shall be reduced by the benefit amount payable from the GRP.  For an Eligible Executive who becomes eligible to receive a SERP Select Benefit and/or an ESAP Select Benefit at age 52 in accordance with this Section, the SERP Select Benefit and/or ESAP Select Benefit shall be payable exclusively under this Plan.  Select Benefits payable as a result of an Eligible Executive being selected to receive Select Benefits at age 52 in accordance with this Section are not an acceleration of benefits under this Plan in violation of Code Section 409A.

6.03
Subsidiary Retirement Plans.  If an Eligible Executive under age 55 would have become eligible for a regular early retirement benefit from a Subsidiary's retirement plan if he or she had remained in Subsidiary employment until the minimum age or service eligibility requirements under such Subsidiary's plan were met, this Plan shall pay an additional benefit in an amount equal to the Subsidiary early retirement benefit that would have been paid if the minimum eligibility requirements had been met on the Retirement Effective Date.  The payment shall cease at such time as the regular early retirement benefit from the Subsidiary's plan becomes payable.  If the Subsidiary's plan shall pay only a deferred vested benefit at age 55, payment of any Select Benefit provided under this Plan to an Eligible Executive shall be reduced by the amount of the deferred vested or survivor's benefit payable under such Subsidiary plan.  Select Benefits provided under this Plan to an Eligible Executive shall cease upon the Eligible Executive's death.  Survivor benefits, if any, shall cease upon the Eligible Surviving Spouse's death.  The amounts payable pursuant to this paragraph shall be in addition to any other Select Benefits that otherwise may be payable under this Plan.

Section 7.  Application of ESAP and SERP Earning Out Provisions.  The earning out provisions of the ESAP and SERP, respectively, are hereby incorporated in full with respect to any ESAP Select Benefits and/or SERP Select Benefits payable under this Plan.

Section 8.  General Provisions.

8.01	Plan Administration and Interpretation.

(i)
Notwithstanding any other provisions of the Plan to the contrary, the terms of the Plan shall determine the benefits payable to an Eligible Executive and no Eligible Executive shall be permitted to receive a benefit under the Plan that would be inconsistent with such terms.

(ii)
The Group Vice President – Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, their functional equivalent) shall have full power and authority on behalf of the Company to administer and interpret the Plan.  In the event of a change in a designated officer's title, the officer or officers with functional responsibility for the Retirement Plans shall have the power and authority to administer and interpret the Plan.  All decisions with respect to the administration and interpretation of the Plan shall be final and binding upon all persons.

(iii)
In the event that an Article, Section or paragraph of the Code, Treasury Regulations, GRP, ESAP or SERP is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references in this Plan.

8.02
Local Payment Authorities.  The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, their functional equivalent) may act individually to delegate authority to administrative personnel to make benefit payments to employees in accordance with plan provisions.

8.03
Deductions.  The Company may deduct from any payment of Select Benefits to a Retired Executive all amounts owing to it by such Retired Executive for any reason, and all taxes required by law or government regulation to be deducted or withheld.

8.04
No Contract of Employment.  The Plan is an expression of the Company's present policy with respect to Eligible Executives.  It is not a part of any contract of employment.  No Eligible Executive, Retired Executive or any other person shall have any legal or other right to any Select Benefit.

8.05
No Company Reemployment.  A Retired Executive shall not be eligible for reemployment by the Company either directly or indirectly through an agency or otherwise.  This includes, but is not limited to, employment of a Retired Executive by the Company as a supplemental employee, independent contractor, consultant, advisor, or agency employee, regardless of the length of employment.  It also includes employment of a Retired Executive by a sole or single source supplier to the Company, or employment by any supplier of the Company if the responsibilities of the Retired Executive relate primarily to the Company's business with the supplier, and are not merely incidental to the performance of the Retired Executive's other job duties.

This re-employment prohibition may be waived if the proposed employment advances the strategic interests of the Company or is otherwise determined to be in the best interests of the Company provided that, under the waiver, the employment arrangement does not permit the Retired Executive to perform 50% or more of a full-time position and he/she receives less than 50% of any compensation earned during the final three full calendar years of employment (or if less, such lesser period).  Requests for reemployment of a Retired Executive may be reviewed by (i) for a Retired Executive employed at a Leadership Level of LL5 through LL3 prior to Separation From Service, the Director of Personnel Relations and Employee Policies (or, in the event of a change in title, his or her functional equivalent), or (ii) for a Retired Executive employed at a Leadership Level of LL2 or above prior to Separation From Service, the Director of Personnel Relations and Employee Policies, the Group Vice President, Human Resources & Corporate Services, and the Executive Personnel Committee (EPC) (or, in the event of a change in title or name, their functional equivalent).  The Retired Executive shall furnish such information about the proposed reemployment as is reasonably requested to evaluate the request.  Said individuals and/or the EPC who are authorized to review requests for re-employment shall have sole and absolute discretion to determine whether the request for reemployment violates this provision and any such determination is final and binding on all parties and is not subject to further review.

In the event a Retired Executive becomes reemployed in violation of this Section without obtaining a waiver, the Company may take such action, other than suspending payment of Select Benefits, as is reasonably necessary, in the Company's sole discretion, to enforce the provisions of this Section.  Such action may include forfeiting a Retired Executive's Select Benefits, other than GRP Select Benefits, if the Retired Executive becomes employed by a sole or single source supplier to the Company, or employed by any supplier of the Company if the responsibilities of the Retired Executive relate primarily to the Company's business with the supplier, and are not merely incidental to the performance of the Retired Executive's other job duties, and the Retired Executive did not obtain a determination that such employment does not violate this Section or a waiver of the reemployment condition prior to commencing such employment.

Notwithstanding anything in this Section to the contrary, no determination or waiver shall permit reemployment if such reemployment would result in adverse tax consequences to the Retired Executive under Code Section 409A.

8.06	Select Benefits Not Funded. The Company's obligations under this Plan are not funded. Select Benefits under this Plan shall be payable only out of the general funds of the Company.

8.07
No Contract of Employment.  The Plan is an expression of the Company's present policy with respect to Eligible Executives; it is not a part of any contract of employment.  No Eligible Executive, Eligible Surviving Spouse, or any other person shall have any legal or other right to any benefit under this Plan.

8.08
Continuing Plan.  The Plan shall be an ongoing Plan and shall be made available at the discretion of the Company.  The Company may designate certain periods within a calendar year in which offers of Select Benefits may be made and may provide that no offers of Select Benefits may be accepted before or after designated dates within a calendar year.  The Company also may limit the offer of Select Benefits to those within a designated salary roll or band.  Select Benefits may be combined with additional types of termination incentives or separation programs upon the direction of the Company.  Provisions of such other termination incentives or separation programs are not governed by the terms of this Plan.

8.09	Governing Law. Except as otherwise provided under federal law, the Plan and all rights thereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan.

8.10
Amendment or Termination.  The Company reserves the right to modify or amend, in whole or in part, or to terminate this Plan, at any time without notice; provided, however, that no distribution of benefits shall occur upon termination of this Plan unless applicable requirements of Code Section 409A have been met.

8.11	Terms Not Otherwise Defined. Capitalized terms not otherwise defined in this Plan shall have the same meanings ascribed to such terms under the applicable Retirement Plans.

Section 9.  Code Section 409A.

The provisions of Code Section 409A are incorporated into the Plan by reference to the extent necessary for any benefit provided under the Plan that is subject to Code Section 409A to comply with such requirements and, except as otherwise expressly determined by the Company, the Plan shall be administered in accordance with Code Section 409A as if the requirements of Code Section 409A were set forth herein.  The Company reserves the right to take such action, on a uniform and consistent basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any employee or beneficiary.  Unless determined otherwise by the Company, any such action shall be taken in a manner that will enable any benefit provided under the Plan that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable any benefit provided under the Plan that is intended to comply with Code Section 409A to continue to so comply.

In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of Select Benefits under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

In no event will application of any eligibility requirements under this Plan cause an impermissible acceleration or deferral between any Plan benefits under Code Section 409A.

In the event a Retired Executive is reemployed following a Separation From Service, distribution of any Select Benefit shall not cease upon such Retired Executive's reemployment.

After receipt of Plan benefits, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Executive, Eligible Surviving Spouse, or beneficiary shall have any further claims against the Plan or the Company with respect to Plan benefits.

Section 10. Claim for Benefits

10.01
Denial of a Claim.  A claim for benefits under the Plan shall be submitted in writing to the plan administrator.  If a claim for benefits or participation is denied in whole or in part by the plan administrator, the Eligible Executive will receive written notification within a reasonable period from the date the claim for benefits or participation is received.  Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on date sent electronically to the claimant.  If the plan administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Eligible Executive as soon as practical.

10.02
Review of Denial of Claim. In the event that the plan administrator denies a claim for benefits or participation, an Eligible Executive may request a review by filing a written appeal to the Group Vice President –Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, their functional equivalent), or their designee(s), within sixty (60) days of receipt of the written notification of denial.  The appeal will be considered and a decision shall be rendered as soon as practical.  In the event a time extension is needed to consider the appeal and render the decision, written notice shall be provided to the Eligible Executive notifying them of such time extension.

10.03
Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the Eligible Executive.  Decisions rendered on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

10.04
Limitations Period.  No legal action for benefits under the Plan may be brought against the Plan until after the claims and appeal procedures have been exhausted.  Legal actions under the Plan for benefits must be brought no later than two (2) years after the claim arises.  No other action may be brought against the Plan more than six (6) months after the claim arises.

Appendix A
Special Select Benefits

Named Executive Officers

Section 1.  Special Select Benefits Based on Notional Service and Salary.  Special Select Benefits will be provided to each Eligible Executive listed in Subsection 1.05 below for the period of time during which such Eligible Executive did not receive a cash base salary from the Company by determining the Select Benefits that otherwise would have been provided to such Eligible Executive for such period using notional service and salary as follows; provided that, in no event shall an Eligible Executive receive both Select Benefits and special Select Benefits for the same period of service:

1.01
Contributory Service.  Contributory Service, if any, for each such Eligible Executive for any period of time during which the Eligible Executive did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the contributory service the Eligible Executive would have accrued had the Eligible Executive participated in the Ford Motor Company General Retirement Plan on a contributory basis during such period of time.

1.02
Credited Service.  Credited Service, if any, for each such Eligible Executive for any period of time during which the Eligible Executive did not receive a cash base salary shall be determined by the Committee, in its sole discretion, based on the service the Eligible Executive would have accrued had the Eligible Executive participated in, and accrued credited service under, the Ford Motor Company General Retirement Plan during such period of time.

1.03
Monthly Base Salary. Monthly Base Salary for each such Eligible Executive shall be determined by the Committee, in its sole discretion, based on a notional monthly base salary for the period of time during which the Eligible Executive did not receive a cash base salary.

1.04
Final Average Monthly Salary. Final Average Monthly Salary for each such Eligible Executive shall be determined by the Committee, in its sole discretion, based on a notional monthly base salary for the period of time during which the Eligible Executive did not receive a cash base salary.

1.05	Affected Eligible Executives. The following Eligible Executives' special Select Benefits shall be determined in accordance with this Section:

William Clay Ford, Jr.